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                                                                     Exhibit 8.1


Internet ID: @thacherproffitt.com

                                                  _____ __, 1999

Hudson City Bancorp, Inc.
West 80 Century Road
Paramus, New Jersey 07652

Dear Sirs:

      You have requested our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the "Reorganization"), more fully described below, pursuant to which (i) Hudson City Savings Bank (the "Bank") will convert from a New Jersey chartered mutual savings bank ("Mutual Bank") into a New Jersey chartered stock savings bank ("Stock Bank") and become the wholly-owned subsidiary of Hudson City Bancorp, Inc., a newly formed Delaware capital stock corporation ("Stock Holding Company") and (ii) Stock Holding Company will become a majority-owned subsidiary of Hudson City, MHC, a newly formed New Jersey chartered mutual savings bank holding company ("Mutual Holding Company"). These transactions and the related sale of Common Stock, also discussed below, will be effected pursuant to the Plan of Reorganization and Stock Issuance adopted by the Board of Managers of Mutual Bank on February 11, 1999 (the "Plan"). The Reorganization and its component and related transactions are described in the Plan and in the Prospectus filed with the Securities and Exchange Commission in connection with the Reorganization and proposed sale of common stock (the "Prospectus"). We are rendering this opinion pursuant to
Section 7.01 of the Plan. All capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan or Prospectus.

      The Reorganization will be effected, pursuant to the Plan, as follows:

      1. Mutual Bank will organize Mutual Holding Company, which will initially be organized in stock form and initially exist as Mutual Bank's wholly-owned subsidiary.

      2. Mutual Holding Company will organize two wholly-owned subsidiaries, one of which will be Stock Holding Company, and the other of which will be an interim stock savings bank ("Interim").
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Hudson City Savings Bank
_______, 1999                                                            Page 2.


      3. The following events will occur simultaneously pursuant to the Plan:
      (i) Mutual Bank will exchange its charter for a New Jersey stock savings bank charter and thereby become Stock Bank (the "Conversion"); (ii) Interim will merge with and into Stock Bank with Stock Bank surviving;
      (iii) Mutual Holding Company will cancel its stock and exchange its charter for a New Jersey mutual savings bank holding company charter and thereby become a mutual holding company the members of which (the "Mutual Holding Company Members") will be the former depositors in Mutual Bank immediately prior to these transactions ("Mutual Bank Members"). As a mutual entity, Mutual Holding Company will not have any authorized capital stock. As a result of the merger and charter exchanges, Stock Bank will become a wholly-owned subsidiary of Mutual Holding Company, and the Mutual Holding Company Members will hold interests in Mutual Holding Company comparable to the interests they previously held in Mutual Bank.

      4. Mutual Holding Company will then contribute all of the stock of Stock Bank to Stock Holding Company.

      As a result of these transactions, Stock Bank will be a wholly-owned subsidiary of Stock Holding Company and Stock Holding Company will be a wholly-owned subsidiary of Mutual Holding Company. In substance, upon the Conversion and pursuant to the other transactions described above, the Mutual Bank Members will constructively receive the stock of Stock Bank and will then exchange such stock for membership interests in Mutual Holding Company (the "Exchange").

      Simultaneously with the Reorganization, Stock Holding Company will offer to sell additional shares of its common stock pursuant to the Plan, with priority subscription rights granted in descending order of priority to certain members of Mutual Bank, the Bank's employee stock ownership plan, other members of Mutual Bank and, perhaps, certain members of the general public.

      In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan and the Prospectus and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the representations of Mutual Bank contained in the Bank's letter to us dated _____, 1999. We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan. In addition, we have made such investigations of law as we have deemed appropriate to form a basis for the opinions expressed below.

      Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current law -

      (a) as regards the Conversion:

      (1) the Conversion will constitute a reorganization under section 368(a)(1)(F) of the Code, and the Bank (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the Reorganization;

      (2) the basis of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will be the same as Mutual Bank's basis for such asset immediately prior to the Conversion;
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Hudson City Savings Bank
_______, 1999                                                            Page 3.


      (3) the holding period of each asset of Mutual Bank held by Stock Bank immediately after the Conversion will include the period during which such asset was held by Mutual Bank prior to the Conversion;

      (4) for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the Reorganization and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382, and 384), including Mutual Bank's tax bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the Reorganization had not occurred;

      (5) Mutual Bank Members will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interest (i.e., liquidation rights) in Mutual Bank;

      (6) a Mutual Bank Member's basis in the shares of Stock Bank common stock constructively received in the Conversion will be the same as the basis of the Mutual Bank interest constructively surrendered in exchange therefor;

      (7) a Mutual Bank Member's holding period for the shares of Stock Bank common stock constructively received in the Conversion will include the holding period of the Mutual Bank interest constructively surrendered in exchange therefor; and

      (8) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in Mutual Bank.

      (b) as regards the Exchange:

      (9) the Exchange will qualify as an exchange of property for stock under Code section 351;

      (10) the shareholders of Stock Bank (the former Mutual Bank Members) will recognize no gain or loss upon the transfer to Mutual Holding Company of the shares of Stock Bank common stock they constructively received in the Conversion in exchange for interests (i.e., liquidation rights) in Mutual Holding Company;

      (11) the basis of the interest in Mutual Holding Company received by each shareholder of Stock Bank in exchange for such shareholder's shares of Stock Bank common stock will be equal to the basis of such shares of Stock Bank common stock;

      (12) the holding period of the interest in Mutual Holding Company received by each shareholder of Stock Bank will, as of the date of the Exchange, be the same as the holding period of the shares of Stock Bank common stock transferred in exchange therefor, provided such shares of Stock Bank common stock were held as a capital asset on the date of the Exchange;

      (13) Mutual Holding Company will recognize no gain or loss upon its receipt from the shareholders of Stock Bank of shares of Stock Bank common stock in exchange for interests in Mutual Holding Company;
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Hudson City Savings Bank
_______, 1999                                                            Page 4.


      (14) Mutual Holding Company's basis for each share of Stock Bank common stock received from a shareholder of Stock Bank in exchange for an interest in Mutual Holding Company will be the equal to the basis of such share of common stock in the hands of such Stock Bank shareholder; and

      (15) Mutual Holding Company's holding period for each share of Stock Bank common stock received from a shareholder of Stock Bank in exchange for an interest in Mutual Holding Company will, as the date of the Exchange, be the same as the holding period of such shares in the hands of such Stock Bank shareholder.

      (c) as regards the offering under the Stock Issuance Plan:

      (16) no gain or loss will be recognized by Stock Bank upon the sale of shares of Stock Bank common stock under the Stock Issuance Plan;

      (17) no gain or loss will be recognized by Eligible Account Holders or Supplemental Eligible Account Holders upon the distribution to them of nontransferable subscription rights to purchase shares of Stock Bank common stock under to the Stock Issuance Plan, provided that the amount to be paid for such shares is equal to the fair market value of such shares;

      (18) the basis to the shareholders of shares of Stock Bank common stock purchased under the Stock Issuance Plan pursuant to such subscription rights will be the amount paid therefor and the holding period for such shares will begin on the date on which such subscription rights are exercised.

      In rendering our opinion in (17), above, and our opinion regarding the tax basis of shares of Stock Bank common stock in (18), above, we have relied, without independent verification, on the opinion of RP Financial, LC. that the nontransferable subscription rights have no value.

      This opinion is given solely for the benefit of the parties to the Plan, the shareholders of Stock Bank and Eligible Account Holders, Supplemental Eligible Account Holders and other investors who purchase shares pursuant to the Stock Issuance Plan, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Form S-1 to be filed with the Securities and Exchange Commission and to the references to us in the Prospectus under "The Reorganization and the Offering - Effects of Reorganization - Tax Aspects."

                                                  Very truly yours,

                                                  THACHER PROFFITT & WOOD


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